UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2021

HG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	No. 0-14938	54-1272589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2115 E. 7th Street, Suite 101 Charlotte, North Carolina	28204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (252) 355-4610

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

On April 20, 2021, HG Holdings, Inc., a Delaware corporation (the “Company”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with National Consumer Title Insurance Company, a Florida corporation (“NCTIC”), National Consumer Title Group LLC, a Florida limited liability company (“NCTG”), Southern Fidelity Insurance Company, a Florida corporation (“SFIC”), Southern Fidelity Managing Agency, LLC, a Florida limited liability company (“SFMA”), and Preferred Managing Agency, LLC, a Florida limited liability company (“PMA” and together with SFIC and SFMA, each, a “Seller” and collectively, the “Sellers”). Under the Purchase Agreement, the Company is purchasing 100% of the stock of NCTIC and 100% of the membership interest in NCTG for $5.5 million, less the debt of NCTIC and NCTG, subject to a customary working capital adjustment (the “Purchase Price”). The Company will also pay up to $75,000 of the transaction expenses of the Sellers, with any such expenses above that amount being deducted from the Purchase Price. The Company expects to fund these amounts from cash on hand.

Assuming the transaction closes, under the Purchase Agreement, the Company will effectively be purchasing (i) 100% of the stock of NCTIC, a Florida title insurer formed in 2017, and (ii) a 100% membership interest in NCTG, which owns a 50% non-controlling membership interest in Title Agency Ventures, LLC (“TAV”), and by virtue thereof, owns 50% of the membership interest in Omega National Title Agency (“Omega”), also a Florida based title agency. NCTIC provides title insurance, closing and/or escrow services and similar or related services in the state of Florida in connection with residential real estate transactions. Omega operates 10 title agency locations in Florida providing title agency services for residential and commercial real estate transactions.

As a closing condition, all necessary regulatory approvals and governmental consents must be obtained, including those from the Florida Office of Insurance Regulation, and the parties currently expect to close the transactions contemplated by the Purchase Agreement upon receipt of such approvals and consents.  Further, the consummation of the transactions contemplated by the Purchase Agreement is subject to certain specified closing conditions, including the receipt of certain third-party consents or approvals, the absence of a “material adverse effect” with respect to the NCTIC, NCTG, Omega and TAV (taken as a whole), and other customary closing conditions, including the accuracy of each party’s representations and warranties and each party’s compliance with its obligations and covenants under the Purchase Agreement. The Purchase Agreement also provides the Sellers and the Company with customary termination rights, including the right to terminate the Purchase Agreement if (to no fault of the terminating party) the closing conditions are not fulfilled by 120 days after the signing date. The transactions contemplated by the Purchase Agreement are not subject to any additional approvals by the Sellers’ owners or the Company’s stockholders.

The Purchase Agreement further contains customary representations and warranties of each party and certain covenants made by each party.  The representations and warranties survive closing for 12 months, except that certain fundamental representations survive for the latter of (i) five years, or (ii) 60 days after the expiration of the applicable statute of limitations.  Sellers’ indemnification obligations for breaches of non-fundamental representation are capped at $550,000.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01.               Financial Statements and Exhibits.

(d)     Exhibits

10.1*

Equity Purchase Agreement, dated as of April 20, 2021, by and among the Company by and among National Consumer Title Insurance Company, a Florida corporation, National Consumer Title Group LLC, a Florida limited liability company, Southern Fidelity Insurance Company, a Florida corporation, Southern Fidelity Managing Agency, LLC, a Florida limited liability company, and Preferred Managing Agency, LLC, a Florida limited liability company.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HG HOLDINGS, INC.

Date: April 26, 2021	By:	/s/ Bradley G. Garner
Bradley G. Garner
Principal Financial and Accounting Officer